Exhibit 99.1

SeaWorld Entertainment, Inc. Reports First Quarter 2019 Results

ORLANDO, Fla., May 7, 2019— SeaWorld Entertainment, Inc. (NYSE: SEAS), a leading theme park and entertainment company, today reported its financial results for the first quarter of 2019.

First Quarter 2019 Highlights

•	Attendance increased by 0.1 million guests, or 3.6%, to 3.3 million guests from the first quarter of 2018.
•	Total revenue increased by $3.4 million, or 1.6%, to $220.6 million from the first quarter of 2018.
•

Net loss was $37.0 million, compared to a net loss of $62.8 million in the first quarter of 2018.  Net loss for the first quarter of 2019 includes approximately $2.6 million of separation-related costs, as discussed further below.   Net loss for the first quarter of 2018 includes approximately $21.5 million of certain pre-tax expenses, as discussed further below.

•	Adjusted EBITDA[1] was $16.4 million, an improvement of $14.1 million, over the first quarter of 2018.

“We are pleased with our first quarter results that exceeded the prior year quarter.  Increased attendance and revenue growth and the realization and flow through of cost savings are demonstrating improved operating leverage,” said Gus Antorcha, Chief Executive Officer of SeaWorld Entertainment, Inc.  “Attendance and revenue primarily benefitted from increased demand and increased in park spending which was partially offset by impacts from unfavorable weather in some of our parks and the shift in the timing of Easter and school spring break in some of our markets from the first quarter to the second quarter.  Our improved results reflect our focus on improved marketing and communications initiatives, new pricing strategies, and the favorable guest reception to our new rides and compelling attractions and events.  Our results also reflect the impact of our successful and ongoing efforts to reduce costs.  Despite this solid start to the year, we know we still have significant opportunity for further improvement.”

“We are excited about our rides, attractions and events coming to our parks,” continued Antorcha.  “This year, we believe we have one of the best lineups we have ever had.  In March, we opened Sesame Street at SeaWorld Orlando and Ihu’s Breakaway Falls at Aquatica San Antonio. Since the end of the first quarter, we opened KareKare Curl at Aquatica Orlando, Tigris at Busch Gardens Tampa Bay, Turtle Reef, Sea Swinger and Riptide Rescue at SeaWorld San Antonio, Finnegans’s Flyer at Busch Gardens Williamsburg and an all-new Sesame Street Neighborhood at Sesame Place. Later this month, we will open Tidal Twister at SeaWorld San Diego and Cutback Water Coaster at Water Country USA.  We are pleased to report that all of our new rides and attractions will open before the start of the peak summer season.  Additionally, this summer we have our one-of-a-kind Sesame Parade returning to San Diego and San Antonio, our award winning Electric Ocean event returning to each of our SeaWorld parks and our Summer Nights event returning to each of our Busch Gardens parks.”

First Quarter 2019 Results

In the first quarter of 2019, the Company hosted approximately 3.3 million guests, generated total revenues of $220.6 million, incurred a net loss of $37.0 million and reported Adjusted EBITDA of $16.4 million. Net loss includes approximately $2.6 million of pre-tax expenses associated with separation-related costs.  Net loss in the first quarter of 2018 includes approximately $21.5 million of pre-tax expenses associated with separation-related costs and a legal settlement accrual recorded in the first quarter of 2018.

The Company believes the attendance increase resulted from increased demand due to a combination of factors including improved marketing and communication initiatives, new pricing strategies, and the positive reception of its new rides and compelling attractions and events.  Attendance was negatively impacted in the quarter by a combination of unfavorable weather at some of its parks and the later timing of Easter and spring break for a number of schools from the Company’s key markets. These negative impacts on attendance were partially offset by an extra weekend day in March and the timing of school holiday break schedules in early January.

Total revenue was positively impacted by the increase in attendance and improved in-park per capita spending (defined as food, merchandise and other revenue divided by total attendance) partially offset by lower admission per capita (defined as admissions revenue divided by total attendance). The decline in admission per capita primarily results from the continued implementation of new pricing strategies and visitation mix, primarily related to the shift of Easter and spring break into the second quarter and increased season pass mix during the quarter.  The Easter and spring break shift decreased the percentage of tourist visitation during the quarter, which generally comes with higher admissions per capita.  The increased season pass mix generally drives higher total revenue, but lower admissions per capita.  Adjusted EBITDA was positively impacted by an increase in total revenue and the realization of cost savings initiatives.

[1]

  This earnings release includes Adjusted EBITDA and Free Cash Flow which are metrics that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. ("GAAP"). See "Statement Regarding Non-GAAP Financial Measures" section and the financial statement tables for the definitions of Adjusted EBITDA and Free Cash Flow and the reconciliation of these measures for historical periods to their respective most comparable financial measures calculated in accordance with GAAP.

	For the Three Months Ended March 31,		Change
	2019	2018	%
(Unaudited, in millions, except per share and per capita amounts)
Total revenues	$220.6	$217.2	1.6%
Net loss	$(37.0)	$(62.8)	41.1%
Net loss per share, diluted	$(0.44)	$(0.73)	39.7%
Adjusted EBITDA	$16.4	$2.3	614.4%
Net cash provided by operating activities	$37.7	$20.3	85.5%
Attendance	3.34	3.22	3.6%
Total revenue per capita	$66.04	$67.36	(2.0%)
Admission per capita	$38.60	$40.32	(4.3%)
In-Park per capita spending	$27.44	$27.04	1.5%

Debt and Liquidity

As of March 31, 2019, the Company’s total leverage ratio as calculated under the Senior Secured Credit Facilities was 3.51 to 1.00.

Conference Call

The Company will hold a conference call today, Tuesday, May 7, 2019 at 9 a.m. Eastern Time to discuss its first quarter 2019 financial results. The conference call will be broadcast live on the Internet and the release and conference call can be accessed via the Company’s website at www.seaworldentertainment.com by clicking on the “Investor Relations” link located on the upper right corner of that page. For those unable to participate in the live webcast, a replay will be available beginning at 12 p.m. Eastern Time on May 7, 2019 under the "Events & Presentations" tab of www.SeaWorldInvestors.com. A replay of the call can also be accessed telephonically from 12 p.m. Eastern Time on May 7, 2019 through 11:59 p.m. Eastern Time on May 14, 2019 by dialing (877) 344-7529 from anywhere in the U.S., (855) 669-9658 from anywhere in Canada, or (412) 317-0088 from international locations and entering the conference code 10130727.

Statement Regarding Non-GAAP Financial Measures

This earnings release and accompanying financial statement tables include several supplemental non-GAAP financial measures, including Adjusted EBITDA and Free Cash Flow. Adjusted EBITDA and Free Cash Flow are not recognized terms under GAAP, should not be considered in isolation or as a substitute for a measure of financial performance or liquidity prepared in accordance with GAAP and are not indicative of net income or loss or net cash provided by operating activities as determined under GAAP. Adjusted EBITDA, Free Cash Flow and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate a company’s financial performance or liquidity. Adjusted EBITDA and Free Cash Flow, as presented, may not be comparable to similarly titled measures of other companies due to varying methods of calculation.

Management believes the presentation of Adjusted EBITDA is appropriate as it eliminates the effect of certain non-cash and other items not necessarily indicative of a company’s underlying operating performance. Management uses Adjusted EBITDA in connection with certain components of its executive compensation program. In addition, investors, lenders, financial analysts and rating agencies have historically used EBITDA-related measures in the company’s industry, along with other measures, to estimate the value of a company, to make informed investment decisions and to evaluate companies in the industry. The presentation of Adjusted EBITDA also provides additional information to investors about the calculation of, and compliance with, certain financial covenants in the Company’s Senior Secured Credit Facilities. Adjusted EBITDA is a material component of these covenants.

The financial statement tables that accompany this press release include a reconciliation of historical non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures.

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company providing experiences that matter, and inspiring guests to protect animals and the wild wonders of our world. The Company is one of the world's foremost zoological organizations and a global leader in animal welfare, training, husbandry and veterinary care. The Company collectively cares for what it believes is one of the largest zoological collections in the world and has helped lead advances in the care of animals. The Company also rescues and rehabilitates marine and terrestrial animals that are ill, injured, orphaned or abandoned, with the goal of returning them to the wild. The SeaWorld® rescue team has helped more than 34,000 animals in need over the last 50 years.  SeaWorld Entertainment, Inc. owns or licenses a portfolio of recognized brands including SeaWorld, Busch Gardens®, Aquatica®, Sesame Place® and Sea Rescue®. Over its more than 50-year history, the Company has built a diversified portfolio of 12 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind zoological collection. The Company's theme parks feature a diverse array of rides, shows and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests.

Copies of this and other news releases as well as additional information about SeaWorld Entertainment, Inc. can be obtained online at www.seaworldentertainment.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, SEC filings and other notices by e-mail by registering at that website.

Forward-Looking Statements

In addition to historical information, this press release contains statements relating to future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of federal securities laws. The Company generally uses the words such as “might,” “will,” “may,” “should,” “estimates,” “expects,” “continues,” “contemplates,” “anticipates,” “projects,” “plans,” “potential,” “predicts,” “intends,” “believes,” “forecasts,” “future,” “guidance,” “targeted,” “goal” and variations of such words or similar expressions in this press release and any attachment to identify forward-looking statements. All statements, other than statements of historical facts included in this press release, including statements concerning plans, objectives, goals, expectations, beliefs, business strategies, future events, business conditions, results of operations, financial position, business outlook, earnings guidance, business trends and other information are forward-looking statements. The forward-looking statements are not historical facts, and are based upon current expectations, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond management’s control. All expectations, beliefs, estimates and projections are expressed in good faith and the Company believes there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs, estimates and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.

These forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond management’s control, that could cause actual results to differ materially from the forward-looking statements contained in this press release, including among others: a decline in discretionary consumer spending or consumer confidence; various factors beyond management’s control adversely affecting attendance and guest spending at the Company’s theme parks, including the potential spread of contagious diseases; any risks affecting the markets in which the Company operates, such as natural disasters, severe weather and travel-related disruptions or incidents; increased labor costs and employee health and welfare benefits; complex federal and state regulations governing the treatment of animals, which can change, and claims and lawsuits by activist groups; incidents or adverse publicity concerning the Company’s theme parks; any adverse judgments or settlements resulting from legal proceedings as well as risks relating to audits, inspections and investigations by, or requests for information from, various federal and state regulatory agencies; cyber security risks and the failure to maintain the integrity of internal or guest data; inability to protect the Company’s intellectual property or the infringement on intellectual property rights of others; risks associated with the Company’s cost optimization program, capital allocation plans, share repurchases and financing transactions; and other risks, uncertainties and factors set forth in the section entitled “Risk Factors” in the Company’s most recently available Annual Report on Form 10-K, as such risks, uncertainties and factors may be updated in the Company’s periodic filings with the Securities and Exchange Commission (“SEC”).

Although the Company believes that these statements are based upon reasonable assumptions, it cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) the Company has correctly measured or identified all of the factors affecting its business or the extent of these factors' likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) the Company’s strategy, which is based in part on this analysis, will be successful. Except as required by law, the Company undertakes no obligation to update or revise forward-looking statements to reflect new information or events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the Company’s filings with the SEC (which are available from the SEC’s EDGAR database at www.sec.gov and via the Company’s website at www.seaworldinvestors.com).

CONTACT:

Investor Relations:

Matthew Stroud

Vice President of Investor Relations

855-797-8625

Investors@SeaWorld.com

Media:

Suzanne Pelisson Beasley

Manager, Corporate Communications

Suzanne.Pelisson-Beasley@SeaWorld.com

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	For the Three Months Ended March 31,		Change
	2019	2018	#	%
Net revenues:
Admissions	$128,913	$130,003	$(1,090)	(0.8%)
Food, merchandise and other	91,662	87,163	4,499	5.2%
Total revenues	220,575	217,166	3,409	1.6%
Costs and expenses:
Cost of food, merchandise and other revenues	17,213	17,051	162	1.0%
Operating expenses (exclusive of depreciation and amortization shown separately below and includes equity compensation of $1,357 and $1,563 for the three months ended March 31, 2019 and 2018, respectively)	149,885	155,473	(5,588)	(3.6%)
Selling, general and administrative expenses (includes equity compensation of $1,841 and $5,982 for the three months ended March 31, 2019 and 2018, respectively)	42,764	63,524	(20,760)	(32.7%)
Restructuring and other separation costs (a)	2,566	8,835	(6,269)	(71.0%)
Depreciation and amortization	39,450	38,430	1,020	2.7%
Total costs and expenses	251,878	283,313	(31,435)	(11.1%)
Operating loss	(31,303)	(66,147)	34,844	52.7%
Other expense, net	27	63	(36)	(57.1%)
Interest expense	20,797	19,913	884	4.4%
Loss before income taxes	(52,127)	(86,123)	33,996	39.5%
Benefit from income taxes	(15,107)	(23,279)	8,172	35.1%
Net loss	$(37,020)	$(62,844)	$25,824	41.1%

Loss per share:
Net loss per share, basic	$(0.44)	$(0.73)
Net loss per share, diluted	$(0.44)	$(0.73)

Weighted average common shares outstanding:
Basic	83,354	86,209
Diluted (b)	83,354	86,209

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In thousands, except per share amounts)

	For the Three Months Ended March 31,		Change		Last Twelve Months Ended March 31,
	2019	2018	#	%	2019
Net loss	$(37,020)	$(62,844)	$25,824	41.1%	$70,612
Benefit from income taxes	(15,107)	(23,279)	8,172	35.1%	26,087
Loss on early extinguishment of debt and write-off of discounts and debt issuance costs (c)	—	—	—	—	8,150
Interest expense	20,797	19,913	884	4.4%	81,798
Depreciation and amortization	39,450	38,430	1,020	2.7%	161,975
Equity-based compensation expense (d)	3,198	7,545	(4,347)	(57.6%)	17,805
Loss on impairment or disposal of assets and certain non-cash expenses(e)	109	395	(286)	(72.4%)	18,576
Business optimization, development and strategic initiative costs (f)	5,108	11,466	(6,358)	(55.5%)	23,102
Certain investment costs and other taxes (g)	50	178	(128)	(71.9%)	3,225
Other adjusting items (h)	(169)	10,494	(10,663)	NM	4,067
Adjusted EBITDA (i)	$16,416	$2,298	$14,118	614.4%	$415,397
Items added back to Adjusted EBITDA, after cost savings, as defined in the Amended Credit Agreement:
Estimated cost savings (j)					21,400
Adjusted EBITDA, after cost savings (k)					$436,797

Prior to the Amended Credit Agreement, the credit agreement governing the Company’s Senior Secured Credit Facilities limited the amount of certain add-backs as described in footnotes (f) and (h) below.  The Adjusted EBITDA for all periods above reflects the current definitions in the Amended Credit Agreement.  The following table reconciles the Adjusted EBITDA calculation as previously defined prior to the Amended Credit Agreement to the Adjusted EBITDA calculation as defined in the Amended Credit Agreement.  This table is presented as supplemental information only:

		For the Three Months Ended March 31,
		2018
Adjusted EBITDA (as previously defined)		$(117)
Certain expenses over previous credit agreement limit(f)		—
Taxes related to other adjusting items not previously added back(h)		2,415
Adjusted EBITDA (as defined in Amended Credit Agreement)		$2,298

	For the Three Months Ended March 31,		Change
	2019	2018	#	%
Net cash provided by operating activities	$37,688	$20,317	$17,371	85.5%
Capital expenditures	47,937	45,822	2,115	4.6%
Free Cash Flow (l)	$(10,249)	$(25,505)	$15,256	59.8%

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED BALANCE SHEET DATA

(In thousands)

	As of March 31, 2019	As of December 31, 2018
Cash and cash equivalents	$51,860	$34,073
Total assets(m)	$2,306,194	$2,115,602
Long-term debt, including current maturities:
Term B-5 Loans	$1,519,513	$1,523,389
Revolving credit facility	65,000	30,000
Total long-term debt, including current maturities	$1,584,513	$1,553,389
Total stockholders' equity	$226,420	$265,194

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED CAPITAL EXPENDITURES DATA

(In thousands)

	For the Three Months Ended March 31,		Change
	2019	2018	#	%
Capital Expenditures:
Core(n)	44,676	45,203	(527)	(1.2%)
Expansion/ROI projects(o)	3,261	619	2,642	NM
Capital expenditures, total	$47,937	$45,822	$2,115	4.6%

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED OTHER DATA

(In thousands, except per capita amounts)

	For the Three Months Ended March 31,		Change
	2019	2018	#	%
Attendance	3,340	3,224	116	3.6%
Total revenue per capita (p)	$66.04	$67.36	$(1.32)	(2.0%)

NM-Not meaningful.

(a) Reflects restructuring and other separation costs.  For the three months ended March 31, 2018 primarily relates to severance and other employment expenses for certain executives whose employment terminated during the first quarter of 2018.

(b)  During the three months ended March 31, 2019 and 2018, the Company excluded potentially dilutive shares of approximately 1,893,000 and 4,495,000, respectively, from the calculation of diluted loss per share as their effect would have been anti-dilutive due to the Company’s net loss in those periods.

(c) Reflects the write-off of $8.2 million in debt issuance costs incurred on the Term B-5 Loans during the twelve months ended March 31, 2019.

(d) Reflects non-cash equity compensation expenses associated with the grants of equity compensation.  For the three months ended March 31, 2018 and the twelve months ended March 31, 2019, includes approximately $4.5 million and $1.0 million, respectively, related to equity awards which were accelerated in connection with the departure of certain executives, as required by their respective employment agreements.

(e) Reflects primarily non-cash expenses related to miscellaneous fixed asset disposals and impairments.  For the twelve months ended March 31, 2019, includes approximately $10.9 million associated with certain rides and equipment which were removed from service.

(f) For the three months ended March 31, 2019, reflects business optimization, development and other strategic initiative costs primarily related to $2.6 million of severance and other employment costs associated with positions eliminated and $2.3 million of third party consulting costs.  For the three months ended March 31, 2018, reflects business optimization, development and other strategic initiative costs primarily related to $8.8 million of severance and other employment costs associated with the departure of certain executives during the first quarter of 2018 as well as $2.0 million of third party consulting costs. For the twelve months ended March 31, 2019, reflects business optimization, development and other strategic initiative costs primarily related to $11.1 million of severance and other employment costs which includes costs associated with the departure of certain executives during 2018 and costs related to a restructuring program and $11.1 million of third party consulting costs.

On October 31, 2018, the Company entered into a refinancing amendment (the “Amended Credit Agreement”) to the existing Senior Secured Credit Facilities.  Prior to the Amended Credit Agreement, due to limitations under the credit agreement governing the Company’s Senior Secured Credit Facilities, the amount which the Company was able to add back to Adjusted EBITDA for these costs, was limited to $15.0 million in any fiscal year. The Company did not have any costs exceeding this limit in the three months ended March 31, 2018.

(g) For the twelve months ended March 31, 2019, includes a loss of approximately $2.8 million relating to expenses incurred and fees associated with the termination of an agreement in September 2018.

(h) Reflects the impact of expenses, net of insurance recoveries and adjustments, incurred primarily related to certain legal matters, which the Company is permitted to exclude under the credit agreement governing the Company’s Senior Secured Credit Facilities due to the unusual nature of the items.  For the three months ended March 31, 2018 and the twelve months ended March 31, 2019, also includes $8.1 million and $4.0 million, respectively, related to legal settlements.

Prior to the Amended Credit Agreement, these items were excluded on an after-tax basis only, as such, the Adjusted EBITDA calculation for the three months ended March 31, 2018 previously reported did not reflect related taxes of approximately $2.4 million.

(i) Adjusted EBITDA is defined as net income (loss) before income tax expense, interest expense, depreciation and amortization, as further adjusted to exclude certain non-cash, and other items permitted in calculating covenant compliance under the credit agreement governing the Company’s Senior Secured Credit Facilities. The Adjusted EBITDA presentation for the prior periods has been changed to conform with the current period presentation.  In particular, the Adjusted EBITDA calculation was changed to conform with the changes made to its definition in the Amended Credit Agreement.  Prior to the Amended Credit Agreement, the credit agreement governing the Company’s Senior Secured Credit Facilities limited the amount of certain add-backs as described in footnotes (f) and (h) above.

(j) The Senior Secured Credit Facilities permits the Company’s calculation of certain covenants to be based on Adjusted EBITDA, as defined above, for the last twelve month period further adjusted for net annualized estimated savings the Company expects to realize over the following 18 month period related to certain specified actions, including restructurings and cost savings initiatives.  These estimated savings are calculated net of the amount of actual benefits realized during such period. These estimated savings are a non-GAAP Adjusted EBITDA add-back item only as defined in the Amended Credit Agreement and does not impact the Company’s reported GAAP net income (loss).  The Amended Credit Agreement limits the amount of such estimated savings which may be reflected to 25% of Adjusted EBITDA, calculated for the last twelve months before the impact of these estimated cost savings. Prior to the Amended Credit Agreement, the credit agreement limited the amount of such estimated savings which could be reflected in the calculation of Adjusted EBITDA to $10.0 million for any four consecutive fiscal quarters calculated as the amount the Company expected to realize over the following 12 month period.

(k) The Senior Secured Credit Facilities permits the Company’s calculation of certain covenants to be based on Adjusted EBITDA, as defined above, for the last twelve month period further adjusted for net annualized estimated savings as described in footnote (j) above.

(l) Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures. Management believes that Free Cash Flow is useful to investors, equity analysts and rating agencies as a liquidity measure. The Company uses Free Cash Flow to evaluate its ability to generate cash flow from business operations.  Free Cash Flow does not represent the residual cash flow available for discretionary expenditures, as it excludes certain expenditures such as mandatory debt service requirements, which are significant. Free Cash Flow is not defined by GAAP and should not be considered in isolation or as an alternative to net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP. Free Cash Flow as defined above may differ from similarly titled measures presented by other companies.

(m) Total assets as of March 31, 2019 includes the impact from the adoption of Accounting Standards Codification (“ASC”) 842, Leases, which required right of use assets associated with the Company’s leases to be recorded on the balance sheet.  Right of Use Assets–Operating of approximately $145.8 million are included in total assets as of March 31, 2019.

(n) Reflects capital expenditures during the respective period for park rides, attractions and maintenance activities.

(o)  Reflects capital expenditures during the respective period for park expansion, new properties, revenue and/or expense return on investment (“ROI”) projects.

(p) Calculated as total revenues divided by attendance.